                                                        Exhibit 99.B(d)(12)(iii)

                                 AMENDMENT NO. 3

                                       TO

                        INVESTMENT SUB-ADVISORY AGREEMENT

                                     BETWEEN

                     ING LIFE INSURANCE AND ANNUITY COMPANY

                                       AND

                                   BAMCO, INC.

     AMENDMENT No. 3 made as of this 7th day of December, 2005, to the Investment Sub-Advisory Agreement dated as of March 11, 2002 (the "Agreement"), between ING Life Insurance and Annuity Company, an insurance corporation organized and existing under the laws of the State of Connecticut (the "Adviser"), and BAMCO, Inc., a corporation organized and existing under the laws of New York (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree to amend the Agreement as follows:

1. The final WHEREAS clause is hereby deleted in its entirety and replaced with the following:

     WHEREAS, pursuant to authority granted to the Adviser in the Investment Advisory Agreement, the Adviser wishes to retain the Subadviser to furnish investment advisory services to one or more of the series of the Company, and the Subadviser is willing to furnish such services to the Company and the Adviser.

2. Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

     1. APPOINTMENT. The Adviser hereby appoints the Subadviser to act as the investment adviser and manager with respect to each Portfolio of the Company set forth on APPENDIX A hereto (collectively, the "Portfolios") for the periods and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

     In the event the Company designates one or more series (other than the Portfolios) with respect to which the Adviser wishes to retain the Subadviser to render investment advisory services hereunder, it shall notify the Subadviser in writing. If the Subadviser is willing to render such services, it shall notify the Adviser in writing, whereupon such series shall become a Portfolio hereunder, and be subject to this Agreement.

3. APPENDIX A of the Agreement is hereby deleted and replaced with the AMENDED APPENDIX A attached hereto.

4. In all other respects, the Agreement is confirmed and remains in full force and effect.

5.   This Amendment shall become effective as of the date first written above.

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6.   This Amendment may be executed in counterparts.

     IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their duly authorized signatories the date and year first above written.


ING LIFE INSURANCE AND ANNUITY
COMPANY


By:     /s/ Laurie M. Tillinghast
        ---------------------------------
Name:   Laurie M. Tillinghast
Title:  Vice President


BAMCO, INC.


By:     /s/ Linda S. Martinson
        ---------------------------------
Name:   Linda S. Martinson
Title:  VP & General Counsel

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                               AMENDED APPENDIX A

                                       TO

                        INVESTMENT SUB-ADVISORY AGREEMENT

                                     BETWEEN

                     ING LIFE INSURANCE AND ANNUITY COMPANY

                                       AND

                                   BAMCO, INC.

PORTFOLIOS                                                  ANNUAL SUBADVISER FEE
----------                                                  ---------------------
                                               (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)
ING Baron Asset Portfolio                                          0.60%

ING Baron Small Cap Growth Portfolio                               0.60%

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